Exhibit A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Oiltanking Partners, L.P.

Date: October 1, 2014	Name:

MARQUARD & BAHLS AG

	By:	/s/ Claus-Georg Nette
	Name:	Claus-Georg Nette
	Title:	Authorized Signatory

	By:	/s/ Uwe Danziger
	Name:	Uwe Danziger
	Title:	Authorized Signatory

OILTANKING GMBH

	By:	/s/ Claus-Georg Nette
	Name:	Claus-Georg Nette
	Title:	Attorney-in-Fact

OILTANKING HOLDING AMERICAS, INC.

	By:	/s/ Kenneth F. Owen
	Name:	Kenneth F. Owen
	Title:	President and Chief Executive Officer

OTB HOLDCO, LLC

	By:	/s/ Kenneth F. Owen
	Name:	Kenneth F. Owen
	Title:	President and Chief Executive Officer